Exhibit 8.2
December 29, 2006
Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida 32919.
Ladies and Gentlemen:
     We have acted as counsel to Harris Corporation, a Delaware corporation (“Harris”), in connection with the transactions to be entered into pursuant to the Amended & Restated Formation, Contribution and Merger Agreement (the “Agreement”), dated as of December 18, 2006, by and among Stratex Networks, Inc., a Delaware corporation (“Stratex”), and Harris. This opinion is being given pursuant to Section 10.2(d) of the Agreement. All capitalized terms used and not otherwise defined herein have the meanings provided in the Agreement, and all other terms shall be as defined for relevant U.S. federal income tax purposes.
     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:
     (i) The Merger and the Contribution Transaction will be completed in the manner set forth in the Agreement; and
     (ii) The representations contained in the letters of representation from each of Harris, Stratex, and Harris Stratex Networks, Inc., a Delaware corporation (“Newco”), to us dated December 29, 2006 are true, correct and complete in all respects, in each case without regard to any qualifications as to knowledge, belief or intent.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion that (except as otherwise specifically provided herein) under presently applicable U.S. federal income tax law the contribution of the Contributed Assets by Harris to Newco in exchange for the Newco Contribution Shares pursuant to the Contribution Transaction and the exchange of shares of Stratex Common Stock for Class A Common Stock pursuant to the Merger, taken together, will qualify as a transaction governed by Section 351 of the Code, and that no gain or loss will be recognized on the contribution of the Contributed Assets by Harris to Newco pursuant to the Contribution Transaction in exchange for the Newco Contribution Shares.
     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger or the Contribution Transaction under any other laws. Further, this opinion addresses only the provisions of the Code specifically referenced above and does not address the treatment of the Contribution Transaction or the Merger under any other provisions of the Code. We hereby consent to the filing of the opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to the opinion included in the prospectus.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP